Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TopBuild Corp.

June 30, 2015

The undersigned, John G. Sznewajs, does hereby verify that:

A.                                    He is the duly elected and acting President and Treasurer of TopBuild Corp., a corporation organized and existing under the laws of the State of Delaware, which corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on February 11, 2015 under the name Masco SpinCo Corp. (the “Corporation”).

B.                                    Pursuant to Sections 242 and 245 of the General Corporation Law of Delaware, the certificate of incorporation of the Corporation, originally filed February 11, 2015 with the Delaware Secretary of State and amended on March 20, 2015, is hereby amended and restated to read in its entirety as follows:

Article 1
NAME

The name of the corporation is TopBuild Corp.

Article 2
REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

Article 3
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

Article 4
CAPITAL STOCK

Section 4.01.                          Authorized Shares

(a)                        Classes of Stock.  The total number of shares of stock that the Corporation shall have authority to issue is 250,000,000 shares, of Common Stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

(b)                        Preferred Stock.  The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

Section 4.02.                          Voting Rights.  Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

Section 4.03.                          Pre-emptive Rights.  No holder of any class of stock issued by this Corporation shall be entitled to pre-emptive rights.

Article 5
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 80% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

Article 6
BOARD OF DIRECTORS

Section 6.01.                          Power of the Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

Section 6.02.                          Number of Directors.  The number of directors which shall constitute the Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be seven and, thereafter, shall be not less than five nor more than twelve, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors.

Section 6.03.                          Election of Directors.  (a) The directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors.  Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2016 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the 2017 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2018 annual meeting.  Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.  In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class.  In no event will a decrease in the number of directors shorten the term of any incumbent director.

(b)                        The names and mailing addresses of the persons who are to serve initially as directors of each Class are:

	Name	Mailing Address
Class I	Dennis W. Archer Alec C. Covington	260 Jimmy Ann Drive Daytona Beach, FL 32114
Class II	Mark A. Petrarca Margaret M. Whelan	260 Jimmy Ann Drive Daytona Beach, FL 32114
Class III	Gerald Volas Carl T. Camden Joseph S. Cantie	260 Jimmy Ann Drive Daytona Beach, FL 32114

(c)                         There shall be no cumulative voting in the election of directors.  Election of directors need not be by written ballot unless the Bylaws so provide.

Section 6.04.                          Vacancies.  Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

Section 6.05.                          Removal.  No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

Section 6.06.                          Preferred Stock Directors.  Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

Article 7
MEETINGS OF STOCKHOLDERS

Section 7.01.                          Annual Meetings.  An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

Section 7.02.                          Special Meetings.  Special meetings of the stockholders may be called by the Chairman of the Board of Directors, the Chief Executive Officer or the President and shall be called by the Chairman of the Board of Directors, Chief Executive Officer, President or the Secretary, on the written request of three directors.  Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4(A) hereto, special meetings of holders of such Preferred Stock.

Section 7.03.                          No Action by Written Consent.  Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

Article 8
BUSINESS COMBINATIONS

Section 8.01.                          Authorization.  The affirmative vote of the holders of 95% of all shares of stock of the Corporation entitled to vote in elections of directors, considered for the purposes of this Article 8 as one class, shall be required for the adoption or authorization of a business combination (as hereinafter defined) with any other entity (as hereinafter defined) if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other entity is the beneficial owner, directly or indirectly, of 30% or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors considered for the purposes of this Article 8 as one class; provided that such 95% voting requirement shall not be applicable if:

(a)                        The cash, or fair market value of other consideration, to be received per share by common stockholders of the Corporation in such business combination bears the same or a greater percentage relationship to the market price of the Corporation’s common stock immediately prior to the announcement of such business combination as the highest per share price (including brokerage commissions and soliciting dealers’ fees) which such other entity has theretofore paid for any of the shares of the Corporation’s common stock already owned by it bears to the market price of the common stock of the Corporation immediately prior to the commencement of acquisition of the Corporation’s common stock by such other entity;

(b)                        The cash, or fair market value of other consideration, to be received per share by common stockholders of the Corporation in such business combination (i) is not less than the highest per share price (including brokerage commissions and soliciting dealers’ fees) paid by such other entity in acquiring any of its holdings of the Corporation’s common stock, and (ii) is not less than the earnings per share of common stock of the Corporation for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such business combination, multiplied by the then price/earnings multiple (if any) of such other entity as customarily computed and reported in the financial community;

(c)                         After such other entity has acquired a 30% interest and prior to the consummation of such business combination: (i) such other entity shall have taken steps to ensure that the Corporation’s Board of Directors included at all times representation by continuing director(s) (as hereinafter defined) proportionate to the stockholdings of the Corporation’s public common stockholders not affiliated with such other entity (with a continuing director to occupy any resulting fractional board position); (ii) there shall have been no reduction in the rate of dividends payable on the Corporation’s common stock except as necessary to insure that a quarterly dividend payment does not exceed 5% of the net income of the Corporation for the four full consecutive fiscal quarters immediately preceding the declaration date of such dividend, or except as may have been approved by a unanimous vote of the directors; (iii) such other entity shall not have acquired any newly issued shares of stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to obtaining a 30% interest or as a result of a pro rata stock dividend or stock split); and (iv) such other entity shall not have acquired any additional shares of the Corporation’s outstanding common stock or securities convertible into common stock except as a part of the transaction which results in such other entity acquiring its 30% interest;

(d)                        Such other entity shall not have (i) received the benefit, directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees,

pledges or other financial assistance or tax credits of or provided by the Corporation, or (ii) made any major change in the Corporation’s business or equity capital structure without the unanimous approval of the directors, in either case prior to the consummation of such business combination; and

(e)                         A proxy statement responsive to the requirements of the United States securities laws shall be mailed to all common stock-  holders of the Corporation for the purpose of soliciting stock-  holder approval of such business combination and shall contain on its first page thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may choose to state and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such business combination, from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be selected by a majority of the continuing directors and to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion).

The provisions of this Article 8 shall also apply to a business combination with any other entity which at any time has been the beneficial owner, directly or indirectly, of 30% or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors considered for the purposes of this Article 8 as one class, notwithstanding the fact that such other entity has reduced its shareholdings below 30% if, as of the record date for the determination of stockholders entitled to notice of and to vote on to the business combination, such other entity is an “affiliate” of the Corporation (as hereinafter defined).

Section 8.02.                          Definitions.  As used in this Article 8, (i) the term “other entity” shall include any corporation, person or other entity and any other entity with which it or its “affiliate” or “associate” (as defined below) has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of stock of the Corporation, or which is its “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on March 31, 1981, together with the successors and assigns of such persons in any transaction or series of transactions not involving a public offering of the Corporation’s stock within the meaning of the Securities Act of 1933; (ii) an other entity shall be deemed to be the beneficial owner of any shares of stock of the Corporation which the other entity (as defined above) has the right to acquire pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise; (iii) the outstanding shares of any class of stock of the Corporation shall include shares deemed owned through application of clause (ii) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; (iv) the term “business combination” shall include any merger or consolidation of the Corporation with or into any other entity, or the sale or lease of all or any substantial part of the assets of the Corporation to, or any sale or lease to the Corporation or any subsidiary thereof in exchange for securities of the Corporation of any assets (except assets having an aggregate fair market value of less than $5,000,000) of any other entity; (v) the term “continuing director” shall mean a person who was a member of the Board of Directors of the Corporation elected by stockholders prior to the time that such other entity acquired in excess of 10% of the stock of the Corporation entitled to vote in the election of directors, or a person recommended to succeed a continuing director by a majority of continuing directors; and (vi) for the purposes of subparagraphs (1) and (2) of this Article 8 the term “other consideration to be received” shall mean, in addition to other consideration received, if any, capital stock of the Corporation retained by its existing public stockholders in the event of a business combination with such other entity in which the Corporation is the surviving corporation.

Section 8.03.                          Continuing Directors.  A majority of the continuing directors shall have the power and duty to determine for the purposes of this Article 8 on the basis of information known to them whether (i) such other entity beneficially owns 30% or more of the outstanding shares of stock of the Corporation entitled to vote in elections of directors; (ii) an other entity is an “affiliate” or “associate” (as defined above) of another; (iii) an other entity has an agreement, arrangement or understanding with another; or (iv) the assets being acquired by the Corporation, or any subsidiary thereof, have an aggregate fair market value of less than $5,000,000.

Section 8.04.                          Amendment.  No amendment to the Certificate of Incorporation of the Corporation shall amend or repeal any of the provisions of this Article 8, unless the amendment effecting such amendment or repeal shall receive the affirmative vote of the holders of 95% of all shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article 8 as one class; provided that this paragraph D shall not apply to, and such 95% vote shall not be required for, any amendment or repeal unanimously recommended to the stockholders by the Board of Directors of the Corporation if all of such directors are persons who would be eligible to serve as “continuing directors” within the meaning of paragraph B of this Article 8.

Section 8.05.                          Fiduciary Duty.  Nothing contained in this Article 8 shall be construed to relieve any other entity from any fiduciary obligation imposed by law.

Article 9
INDEMNIFICATION

Section 9.01.                          Limited Liability.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law hereafter is amended to authorize the further limitation or elimination of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the Delaware Law.

Section 9.02.                          Right to Indemnification.  (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith.  The Corporation shall indemnify a director, officer or employee in connection with an action, suit or proceeding (other than an action, suit or proceeding to enforce indemnification rights provided for herein or elsewhere) initiated by such director, officer or employee only if such action, suit or proceeding was authorized by the Board of Directors.  The right to indemnification conferred in this Article 9 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition; provided, however, that, if the Delaware Law requires, the payment of such expenses incurred by a director or officer in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person) in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses under this Article 9 or otherwise.  The right to indemnification conferred in this Article 9 shall be a contract right.

(b)                        The Corporation may, by action of its Board of Directors, provide indemnification to such agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

Section 9.03.                          Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

Section 9.04.                          Nonexclusivity of Rights.  The rights and authority conferred in this Article 9 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

Section 9.05.                          Preservation of Rights.  Neither the amendment nor repeal of this Article 9, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

Article 10
MISCELLANEOUS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the bylaws of the Corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

Article 11
AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.  Notwithstanding the foregoing or the bylaws, the provisions set forth in Articles 4(B), 5, 6, 7 and this Article 11 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed, in this Certificate of Incorporation or in the bylaws, which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7 or this Article 11, unless such action is approved by the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

C.                                    The foregoing amendment and restatement of this certificate of incorporation has been duly approved by the board of directors of the Corporation.

D.                                    The foregoing amendment and restatement of this certificate of incorporation has been duly approved by the written consent of the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of the date first above written.

/s/ John G. Sznewajs
John G. Sznewajs
President and Treasurer